Exhibit 99.1

For more information, contact:

FEI Company

Fletcher Chamberlin

Investor Relations

+1 503 726 7710

fletcher.chamberlin@fei.com

FEI Files Suit to Collect Funds Owed By Cambridge Global Systems

Hillsboro, Ore./March 30, 2010—FEI Company (NASDAQ: FEIC), a leading diversified scientific instruments company, announced that it has filed suit in the United States District Court for the Eastern District of Virginia to collect approximately $2.4 million of receivables owed to FEI by Cambridge Global Systems of Chantilly, VA. Cambridge Global Systems, a subsidiary of Cambridge Systems, Inc., purchased three systems from FEI on behalf of a U.S. Federal agency and a prime contractor through a set-aside program. FEI has delivered the systems to its end-user customers. The government agency and its contractors have paid Cambridge Global Systems, but Cambridge has not paid FEI.

FEI’s action is one of several suits that have been filed by other scientific equipment companies against Cambridge for nonpayment for similar federal government-related purchases.

FEI expects to increase its reserve for uncollectible receivables for the full amount of the Cambridge receivable in its first quarter, which ends on April 4, 2010.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a 60-year history of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where its world-class community of customers and specialists collaborate. FEI has approximately 1800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Safe Harbor Statement

This news release contains a forward-looking statement that FEI may need to add to its reserve for uncollectible accounts receivable in the first quarter of 2010. Factors that could affect this forward-looking statement include but are not limited to any resolution of FEI’s lawsuit or the lawsuits of other companies against Cambridge Global Systems, a potential bankruptcy filing by Cambridge Global Systems or its affiliates and the overall condition of FEI’s total receivable portfolio at the end of its first quarter. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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